Exhibit 12.3

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                     Six Months
                                        Ended                                 Years Ended December 31,
                                        -----                                 ------------------------

                                    June 30, 2000          1999          1998         1997          1996         1995         1994
                                    -------------          ----          ----         ----          ----         ----         ----
Earnings
--------

Income from Continuing Operations
  before Income Taxes                    $126,661      $324,655      $242,915     $115,150      $118,765     $169,319     $246,706

Interest expense
(excluding capitalized interest)            7,248         8,506         8,273        8,822        10,649       13,099        9,733

Portion of rent expense under
long-term operating leases
representative of an interest factor        5,927        14,640        15,126       13,621        13,467       14,761       13,554

Amortization of debt expense                  273           263           122          122           121           84           84
                                             ----          ----          ----         ----          ----         ----         ----

TOTAL EARNINGS                           $140,109      $348,064      $266,436     $137,715      $143,002     $197,262     $270,077


Fixed charges
-------------

Interest Expense
(including capitalized interest)            7,248         9,479         9,664       $9,742       $11,978      $14,714      $10,492

Portion of rent expense under
long-term operating leases
representative of an interest factor        5,927        14,640        15,126       13,621        13,467       14,761       13,554

Amortization of debt expense                  273           263           122          122           121           84           84
                                             ----          ----          ----         ----          ----         ----         ----

TOTAL FIXED CHARGES                       $13,448       $24,382       $24,912      $23,485       $25,566      $29,559      $24,130



RATIO OF EARNINGS
TO FIXED CHARGES:                            10.4          14.3          10.7          5.9           5.6          6.7         11.2
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